UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2012
STATION CASINOS LLC
(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
1505 South Pavilion Center Drive, Las Vegas, Nevada 89135
(Address of principal executive offices)
Registrant’s telephone number, including area code: (702) 495-3000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
On January 3, 2012, pursuant to the terms of its credit agreement providing for $1.6 billion in term loans (the “Propco Credit Agreement”), Station Casinos LLC (the “Registrant” or the “Company”) issued $625 million in aggregate principal amount of Senior Notes due 2018 (the “Notes”) in exchange for $625 million in principal amount of Tranche B-3 loans that were outstanding under the Propco Credit Agreement. The Notes were issued pursuant to an indenture, dated as of January 3, 2012 (the “Indenture”), among the Company, NP Boulder LLC, NP Palace LLC, NP Red Rock LLC, NP Sunset LLC, NP Development LLC, NP Losee Elkhorn Holdings LLC (each, a wholly-owned subsidiary of the Registrant and as a guarantor, the “Guarantor Subsidiaries” or the "Restricted Subsidiaries") and Wells Fargo Bank, National Association, as Trustee. All subsidiaries of the Company that are not Guarantor Subsidiaries are referred to herein as the "Non-Guarantor Subsidiaries" or the "Unrestricted Subsidiaries."
The information in Exhibit 99.1 to this Current Report on Form 8-K is being filed primarily for the purpose of providing unaudited condensed consolidating financial information about the Company and the Guarantor Subsidiaries.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following material is being filed as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
99.1
Unaudited condensed consolidating balance sheets as of December 31, 2011, and unaudited condensed consolidating statements of operations and statements of cash flows for the period June 17, 2011 through December 31, 2011. Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company and the Restricted Subsidiaries.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC
Date: April 27, 2012	By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Executive Vice President, Chief Accounting
Officer and Treasurer

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